Exhibit 99.1

ACP Holdings Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about May 28, 2026

Houston, TX, May 22, 2026 (GLOBE NEWSWIRE) – ACP Holdings Acquisition Corp. (Nasdaq: ACGCU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 21,461,600 units, which includes 1,461,600 units issued pursuant to the partial exercise by the underwriter of its overallotment option, completed on April 8, 2026 (the “Offering”), may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about May 28, 2026. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol “ACGCU”, and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Global Market under the symbols “ACGC” and “ACGCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Odyssey Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on April 6, 2026 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ACP Holdings Acquisition Corp.

The Company is a blank check company incorporated in the Cayman Islands as an exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, it intends to focus its search on companies that have an aggregate enterprise value of approximately $750 million or more, and that complement the Company management team’s background of identifying and executing on private credit investments.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated date that the Class A ordinary shares and warrants may begin to trade separately, the ability for those units not separated to continue to trade on Nasdaq. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the Company will ultimately complete a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the final prospectus for the Company’s initial public offering and other documents filed by the Company with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov.

Contacts

Andrew Mallozzi

ACP Holdings Acquisition Corp.

Email: info@atlascreditpartners.com

(832) 810-6648